VAIL RESORTS, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Media Relations: Jen Brown, (720) 945-2493, jbrown@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES A CONTRACT TO SELL THE LODGE AT RANCHO MIRAGE

  Sale price of $33.0 million
  RockResorts will continue to manage the hotel under a multi-year agreement

VAIL, Colo. – July 5, 2005 – Vail Resorts, Inc. (NYSE: MTN) announced today that one of its subsidiary companies has entered into a contract to sell the Lodge at Rancho Mirage for $33.0 million to GENLB-Rancho LLC ("GenLB"), a partnership led by the Gencom Group, a private Miami-based hospitality investment firm ("Gencom"). The transaction price indicates a total value for the hotel of approximately $137,500 per key. The sale price is subject to adjustment based on certain provisions of the agreement and the transaction is scheduled to close in late July 2005, subject to certain closing conditions. After the transaction is completed, the hotel will retain its current name and continue to be branded a RockResort under a multi-year management contract with GenLB. Included in the sale of the hotel were certain parcels of land adjacent to the hotel, which GenLB plans to pursue for real estate development, of which Vail will share in a portion of the future profits, if any, from such development.

The Company purchased the 240-room hotel in December 2001, for $25 million in cash plus a multi-year non-interest bearing note for $20 million. The new owners plan to complete the major renovation initiated by Vail Resorts earlier this year, which includes extensive upgrades to public areas and meeting spaces, and the redesign of the guest rooms. The Lodge at Rancho Mirage spans 24 acres in the foothills of the Santa Rosa Mountains of California overlooking the Coachella Valley. The Lodge features a full-service Avanyu Spa, exclusive memberships to the Mission Hills Country Club, and a year-round Tennis Center.

Adam Aron, Vail Resorts chairman and chief executive officer, commented, "Vail Resorts is pleased to announce the sale of the Lodge at Rancho Mirage as a continuation of our previously announced strategy to capitalize on current hotel market valuations. Given the hotel's past earnings performance, the sale price represents a very sizeable multiple on historical earnings, more than quadruple the cash flow stream multiples at which the resort business of Vail Resorts has traditionally been valued. As the manager of the hotel, RockResorts looks forward to working with GenLB. In addition to the sale and retaining management of the property, Vail Resorts has the potential to receive additional proceeds based on future real estate development on the adjacent land currently owned by the hotel."

Greg Denton, senior vice president of Gencom, commented, "Gencom is thrilled to have the opportunity to acquire this trophy asset at a significant discount to replacement cost. We look forward to working with RockResorts to undertake the refurbishment that will allow the property to reach its full potential. By maintaining continuity of management at the property, we expect this to be a seamless transition for the guests and employees of the property."

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the possibility that the closing of the Lodge at Rancho Mirage sale will not occur, or will occur on financial terms other than as described above; and adverse changes in the real estate and hotel markets. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004 and other documents filed by the Company with the Securities and Exchange Commission.

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